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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  April 4, 2001






                                PJ AMERICA, INC.
             (Exact name of registrant as specified in its charter)


            Delaware                 0-21587                    61-1308435
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                            Identification Number)


                              2300 Resource Drive
                           Birmingham, Alabama  35242
                    (Address of principal executive offices)


                                 (205) 981-2800
              (Registrant's telephone number, including area code)

________________________________________________________________________________
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Item 5.  Other Events

On March 23, 2001, PJ America, Inc., a Delaware Corporation (the "Company") announced that it had received a tender offer proposal from an investor group. The investor group includes Douglas S. Stephens, President and CEO, Richard F. Sherman, Chairman of the Board, other board members and significant shareholders. The investor group submitted a preliminary non-binding proposal to acquire all of the outstanding shares of common stock not currently owned by them at a proposed tender offer price of $8.00 per share. The investor group currently owns approximately 40% of the Company's outstanding common stock. The Board had appointed a special committee of outside directors to review the proposal and evaluate strategic alternatives.

See attached press release dated March 23, 2001.

Subsequent to the receipt of the tender offer proposal, the Company and its directors were named in four substantially similar purported shareholder class action lawsuits in Delaware Chancery Court challenging the proposed transaction. The cases are titled: Judith Barclay v. PJ America, Inc., et al., Civil Action No. 18758-NC; Lee Brenin v. Richard Sherman, et al., Civil Action No. 18765-NC; Walter B. Love v. PJ America, Inc. et al., Civil Action No. 18766-NC; and Jerry Ostertag, Jr. v. PJ America, Inc., et al., Civil Action No. 18767-NC.

While the complaints vary, in general, they allege breach of fiduciary duty and inadequacy of the $8.00 per share proposed tender offer price. The complaints seek, generally, a declaration of class action status, an injunction against the proposed transaction, or in the event the transaction is consummated, rescinding it and setting it aside, unspecified compensatory damages and costs and disbursements, including attorney fees. The Company believes that the allegations contained in the lawsuits are without merit and the Company and its directors intend to defend themselves vigorously. These actions are all still in the early pleading stages and accordingly, no assurance can be given as to the outcome of these lawsuits.

Postponement of Definative Proxy Statement and Annual Meeting: Due to the current tender offer proposal, the Company will postpone its Annual meeting of stockholders, previously scheduled for June 5, 2001 in Louisville, Kentucky. The Company will be filing an amended Form 10K to incorporate any necessary information.



Exhibit No.  Description of Exhibit
-----------  ----------------------

  99 PJ America, Inc. Press Release dated March 23, 2001 announcing receipt of a tender offer proposal.
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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  PJ AMERICA, INC.





Date: April 4, 2001               By /s/ D. Ross Davison
                                    -----------------------------
                                         D. Ross Davison
                          Vice President Administration, Chief Financial Officer
                                  And Treasurer (Principal Financial Officer)